Exhibit 99.1

Lakeland Fire + Safety

Fiscal Second Quarter 2026 Financial Results Conference Call

September 9, 2025

CORPORATE PARTICIPANTS

Jim Jenkins, President, Chief Executive Officer, and Executive Chairman

Roger Shannon, Chief Financial Officer and Secretary

CONFERENCE CALL PARTICIPANTS

Mike Shlisky, D.A. Davidson

Mark Smith, Lake Street Capital

Gerry Sweeney, ROTH Capital Partners

PRESENTATION

Operator

Good day, and welcome to the Lakeland Fire + Safety Fiscal Second Quarter 2026 Financial Results Conference Call.

All lines have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation.

During today’s call, we may make statements relating to our goals and objectives for future operations, financial and business trends, business prospects, and Management’s expectations for future performance that constitute forward-looking statements under federal securities laws. Any such forward-looking statements reflect Management expectations based upon currently available information and are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our SEC filings. Our actual results, performance or achievements may differ materially from those expressed in or implied by such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this call.

On this call, we will also discuss financial measures derived from our financial statements that are not determined in accordance with U.S. GAAP, including Adjusted EBITDA excluding FX and Adjusted EBITDA excluding FX margin, organic sales, adjusted gross profit, adjusted organic gross margin, and adjusted operating expenses. A reconciliation of each of the non-GAAP measures discussed on this call to the most directly comparable GAAP measure is presented in our earnings release and/or the supplemental slides filed with our earnings release.

A press release detailing these results was issued this afternoon and is available in the Investor Relations section of our Company’s website, ir.lakeland.com.

At this time, I would like to introduce your hosts for this call, Lakeland Fire and Safety’s President, Chief Executive Officer and Executive Chairman, Jim Jenkins, and Chief Financial Officer and Secretary, Roger Shannon.

Mr. Jenkins, the floor is yours.

Jim Jenkins

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today to discuss the results of our fiscal 2026 second quarter ended July 31, 2025.

We continued to build momentum in the second quarter of 2026, despite a challenging tariff environment, as we focused on recent acquisition synergies, increasing our market share within the fragmented $2 billion Fire Protection sector in the largest global markets, and growing our global industrial products business.

Roger will go over the financials in more detail shortly, so I will provide you with a brief overview.

We achieved record net sales of $52.5 million, representing a 36% year-over-year increase, driven by a 113% increase in Fire Service products and the ongoing momentum from our recent acquisitions. In the U.S., our net sales increased 78% year-over-year to $22.1 million, and in Europe, our net sales increased 113% year-over-year to $15.1 million. We anticipate continued robust growth in our Fire Services, both organically and through acquisitions, as well as in our Industrial segments, in the months and years ahead. Adjusted EBITDA excluding FX was $5.1 million, an increase of $2.4 million, or 89%, compared with $2.7 million for the comparable year-ago period. Sequentially, our Adjusted EBITDA increased $4.5 million, or 740%.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Adjusted Gross profit as a percentage of net sales in the second quarter was 37.4% versus 41.1% in the comparable year-ago period but increased 220 basis points sequentially from 35.2% in the first quarter. Our adjusted gross margin percentage decreased in the second quarter for fiscal 2026 compared to the same period last year, primarily due to lower acquired company gross margins, increased material costs and tariffs, partially offset by a reduction in profit in ending inventory. Margins in the acquired businesses were impacted by increased material costs and amortization of the write-up in inventory as part of purchase accounting.

A largely anticipated $3.1 million boot order through Jolly Scarpe also contributed materially to the quarter, as part of our previously awarded four-year supply contract from the Italian Ministry of the Interior, which provided 47,500 intervention boots for firefighters. Our manufacturing facility in Romania provides high production flexibility, and every detail of the boot was custom designed to fully meet the fire brigade’s requirements.

Additionally, we are diligently working to bring an NFPA-certified Jolly boot to the U.S. markets, the world’s largest market for fire turnout gear. While this launch has taken longer than originally anticipated due to certification backlogs, we expect to bring the boot to the U.S. market in the first half of 2026. Jolly’s strong brand has a well-established reputation for producing high-quality, innovative professional footwear designs and manufacturing in the growing first responder safety market.

Additionally, the recent announcement of our facility closures and the $6.1 million sale and partial leaseback of our Decatur facility further strengthens our balance sheet and support our M&A activity. The sale was part of the Company’s previously disclosed financial and operational initiatives aimed at streamlining global operations and improving profitability. Lakeland has begun a search for a new, upgraded warehouse, logistics, and lab facility in a more strategic location to replace the Decatur facility.

Combined with our previously announced closures, which include the planned closures of our warehouse facility in Hull, England, and Veridian manufacturing facility in Quitman, Arkansas. These initiatives are expected to streamline global operations, improve profitability, and generate annual savings of approximately $1 million for the remainder of fiscal 2026. We have further identified and are executing initiatives expected to yield an additional $3 million in annualized savings, with the benefits anticipated to materialize in the second half of fiscal 2026. We believe these efforts will enable higher margins and build a more agile and cost-effective Lakeland in the longer term.

On the capital markets front during the quarter ended June 30, 2025, we saw an increase in reported institutional holdings by 447,000 shares, or 6.2%, to 7,622,035 shares, and the number of institutional holders rose to 94 from 82. Most notably, our recent inclusion on the Russell broad-market 3000 Index and Russell 2000 Index due to our expanding market capitalization is a significant milestone resulting from our revenue and global momentum.

The second quarter reflected the impact of tariff uncertainty and the associated mitigation strategies we have employed since the election. Our diversified manufacturing footprint enables us to adapt effectively to shifting trade dynamics and minimize potential disruptions. This flexibility enables us to maintain stability across our supply chain and production processes, even in the face of uncertainty, including in the Latin American industrial space. One of our higher-margin geographies.

Our focus remains on strengthening customer relationships, driving operational efficiency, and maintaining sound financial stewardship. Our positioning within two relatively recession-resistant sectors, Industrial and Fire, continues to provide us with a solid foundation. We are not entirely insulated from the uncertainties surrounding global tariff developments, but we are navigating this period with clear priorities, thoughtful planning, and strong confidence in our long-term outlook.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Looking ahead into the remainder of fiscal 2026, we remain focused on growing revenue in our Fire Services and Industrial verticals, implementing operating and manufacturing efficiencies to achieve higher margins, significantly reducing operating expenses, and continuing to navigate tariff uncertainties.

We are also continuing to execute on our strategic acquisition strategy by integrating acquired companies and realizing cross-selling and operational synergies to accelerate growth while also pursuing opportunities in the fire suit rental, decontamination and services business.

Efforts to integrate and optimize our recent Fire Services product acquisitions are going well. We are particularly excited about our recent Veridian acquisition and are very pleased with the efforts of the Veridian and Lakeland sales and operations team to integrate that business and expand sales opportunities.

To expand our firefighter protection offerings and further consolidate the fragmented fire market, we are continuing to pursue M&A opportunities within the fire suit rental, decontamination, and services business, particularly within the United States. Our acquisition pipeline remains strong with this recurring revenue services channel, and we are actively engaged in several strategic discussions that align with our growth strategy, with expected activity in the second half of the year. We will utilize our strong balance sheet to support this acquisition strategy, with a focus on efficiency, reducing costs, and financial and operational agility.

With the four recently completed acquisitions, which added product line extensions, innovative new products, and expanded our global footprint, we are well-positioned to grow our global head-to-toe Fire portfolio and generate long-term value for our shareholders.

With that, I would like to pass the call to Roger to cover our financial results and updated guidance outlook.

Roger Shannon

Thanks Jim, and hello, everyone.

I’ll provide a quick overview of our fiscal 2026 second quarter financials before diving into the details.

Revenue for the quarter grew $14 million year-over-year to a record $52.5 million, an increase of 36% compared to the second quarter of fiscal 2025.

Consolidated gross margin decreased to 35.9% from 39.6% for the second quarter of fiscal 2025, while our adjusted gross margin decreased to 37.4% as compared to 41.4% in the year-ago period.

Adjusted operating expense increased by $1.4 million from $13.2 million in Q2 of last year to $14.6 million in the second quarter of fiscal 2026, primarily due to inorganic growth.

Net income was $800,000, or $0.08 per basic and diluted earnings per share, for the second quarter of fiscal 2026, compared to a net loss of $1.4 million, or $0.19 per basic and diluted earnings per share, for the second quarter of fiscal 2025.

Adjusted EBITDA excluding FX was $5.1 million for the quarter, an increase of $2.4 million, or 90%, compared with $2.7 million for the second quarter of fiscal 2025.

Adjusted EBITDA excluding FX margin in the second quarter of fiscal year 2026 was 9.6%, an increase of 270 basis points from 6.9% in the second quarter of fiscal 2025 and an increase of 830 basis points from 1.3% in the first quarter of fiscal 2026.

Cash and cash equivalents were $17.7 million on July 31, 2025, compared to $17.5 million on January 31, 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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On a consolidated basis, for the second quarter of fiscal year 2026, domestic sales were $22.1 million, representing 42% of total revenues, and international sales were $30.4 million, accounting for 58% of total revenues, as our recent Veridian acquisition contributed to increased U.S. revenue. This compares with domestic sales of $12.4 million, or 32% of the total, and international sales of $26.1 million, or 68% of the total, in the second quarter of fiscal year 2025.

Looking at our second quarter of 2026, our quarterly revenue continued to grow, both organically and through acquisitions. Sales from our recent acquisitions accounted for $9 million of the year-over-year revenue increase, while organic sales increased $5 million, or 14%, over the prior year. Sales of the Fire Services product line increased by $13.6 million year-over-year, driven by $5.2 million in sales from Veridian, and a net increase in sales of $7.3 million from LHD and Jolly, as well as organic Fire Services growth of $1.2 million.

Adjusted gross profit for the second quarter of fiscal 2026 was $19.6 million, an increase of $3.8 million, or 24%, compared to $15.8 million for the second quarter of fiscal 2025, due primarily to higher organic and inorganic sales, partially offset by lower gross margins. Adjusted gross profit as a percentage of net sales decreased to 37.4% for the second quarter of fiscal 2026 from 41.1% for the second quarter of fiscal 2025, though we did see a sequential increase of 220 basis points from the first quarter of fiscal 2026, due primarily to an anticipated partial reversal of a purchase price variance expense recognized in the prior quarter.

On an adjusted basis, operating expenses excluding foreign exchange were $14.6 million in the fiscal second quarter, more accurately showcasing the decreases in both our organic and inorganic segments resulting from the new cost reduction initiatives.

On a sequential basis, adjusted operating expenses decreased by $1.3 million, or 8.1%, due to focused cost control measures and the previously mentioned initiatives.

Adjusted EBITDA excluding FX was $5.1 million for the fiscal second quarter, an increase of $2.4 million, or 90%, compared with $2.7 million for the second quarter of fiscal 2025, and an increase of $4.5 million, or 740%, compared with $600,000 for the first quarter of fiscal 2026. This significant increase was the result of record revenue, and OpEx improvements, along with sequential margin improvement, which drove Adjusted EBITDA excluding FX margin higher by 270 basis points to 9.6% in the most recent quarter, an increase from 6.9% in the second quarter of fiscal 2025 and 1.3% in the first quarter of fiscal 2026. Adjusted EBITDA excluding FX margin in the second quarter of fiscal year 2026 was 9.6%, an increase of 270 basis points from 6.9%.

Revenue for the trailing twelve months ended July 31, 2025, was $191.6 million, an increase of $53.9 million, or 39%, versus the Q2 fiscal 2025 trailing twelve month revenue of $137.7 million, with our recent Fire Services acquisitions supporting Lakeland’s continued revenue growth.

Trailing twelve months Adjusted EBITDA excluding the impacts of FX was $16.5 million, compared to $14.5 million for the prior quarter’s trailing twelve months. The improvement was driven by higher revenue and expense reductions resulting from initiatives undertaken beginning midway through Q2. We expect this positive trend to continue into the second half of fiscal year 2026.

Considering that we completed four major acquisitions in the past twelve months, the full integration and implementation of which require some time, we believe the resulting synergies and efficiencies will begin to translate into even stronger financial performance in the coming quarters.

Adjusted gross margin percentage decreased in the second quarter of fiscal 2026 to 37.4% compared to 41.1% in the same period last year due to lower acquired company gross margins, increased material and supply chain costs, tariffs, and higher inventory reserves, partially offset by lower profit in ending inventory expenses versus the prior year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Margins in the acquired businesses were impacted by increased material costs and amortization of the write-up in inventory as part of purchase accounting. Adjusted organic gross margin percentage decreased to 39.3% from 41% for the second quarter of fiscal 2026, primarily due to increased sales in lower-margin regions.

Adjusted gross margins did increase sequentially by 220 basis points as previously mentioned from the first quarter of fiscal 2026, due primarily to an anticipated partial reversal of a purchase price variance expense recognized, and as we discussed, in the previous quarter, and a partial quarter of expense reductions from the previously discussed operational cost reductions.

Adjusted EBITDA excluding FX for the second quarter of fiscal 2026 as mentioned was $5.1 million, an increase of $2.4 million, compared with $2.7 million for the second quarter of fiscal 2025. The increase was driven by strong performances in North American sales, sales from acquired companies, notably Veridian, and lower profit in ending inventory expenses, partially offset by increased material and supply chain costs and tariffs. We anticipate sequential growth in gross margin and Adjusted EBITDA, excluding FX, in the third quarter.

Reviewing our performance for the second quarter, our most recent acquisition, Veridian, contributed $5.2 million in revenue during the quarter and LHD added $5.4 million across all three subsidiaries: Germany, Australia and Hong Kong. We expect sales from all of our Fire Services subsidiaries to accelerate as we fulfill open orders, capitalize on cross-selling opportunities, and roll out Jolly and Pacific products to the U.S., the world’s largest fire market.

Looking at our organic business, our U.S. revenue increased 78% to $22.1 million from $12.4 million, driven by continued growth in our Lakeland Fire Services and Industrial business. Our European revenue, including Eagle, Jolly and our recently acquired LHD business, grew 113% to $15.1 million. We continue to see very good sales opportunities in Europe and are committed to its growth trajectory.

Our Latin American and Mexican operations experienced a $3.6 million decrease in sales, from $9.1 million in the year-ago period to $5.4 million in the current quarter, primarily due to ongoing delayed purchase decisions resulting from tariff uncertainty. In Asia, however, we saw sales increase 6% year-over-year from $3.5 million to $3.7 million in the current quarter.

Regarding product mix for fiscal year-to-date 2026, our Fire Services business grew to 47% of revenues, versus 38% for fiscal year 2025, driven by a full quarter of Veridian sales and organic gains in the U.S. For our industrials product lines, Disposables accounted for 27% of the year-to-date revenue, while Chemicals accounted for 12%. The remainder of our industrial products, including FR/AR High Performance and Hi-Vis, accounted for 14% of sales.

Now, turning to the Balance Sheet.

Lakeland ended the quarter with cash and cash equivalents of approximately $17.7 million and long-term debt of $28.1 million. This compares to $17.5 million in cash and $16.4 million in long-term debt as of January 31, 2025.

As of January 31, 2025, the long-term debt included borrowings of $24.9 million outstanding under the revolving credit facility with Bank of America, with an additional $15.1 million of available credit under the loan agreement. We were in compliance with all credit facility covenants. Following the Q2 quarter end, we sold our Decatur, Alabama, property for $6.1 million, less customary commissions and closing fees, and applied 100% of the proceeds to repay our revolving credit facility.

Net cash used in operating activities was $9.7 million in the six months ended July 31, 2025, compared to $4.1 million in the six months ended July 31, 2024. The increase was driven by an increase in inventory and A/R, and a net loss of $4.9 million.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Capital expenditures totaled $2.1 million for the six months ended July 31, 2025, primarily related to investments in our new SAP/ERP system. We anticipate FY26 capital expenditures to be approximately $4 million.

At the end of Q2, inventory was $90.2 million, up from $85.8 million at the end of Q1 fiscal year ’26 and $67.9 million in the same period last year. We have recently initiated a series of targeted actions to optimize inventory levels across specific categories. Our immediate priorities include U.S. Critical Environment, Jolly, LHD Australia, and Veridian, where we see the greatest opportunity to align balances with demand and improve efficiency.

Inventory of acquired companies totaled $15.4 million versus $6.4 million last year. $6.4 million of the acquired inventories increase came from Veridian acquisition, and LHD’s inventory increased by $2.6 million versus last year. Year over year, we saw an increase in our organic inventory of $13.3 million versus the quarter ended July 31, 2024.

Organic finished goods were $39.3 million in the second quarter of fiscal 2026, up $10.3 million year over year and up $2 million quarter over quarter. Organic raw materials were $33.4 million in the second quarter of fiscal ’26, up $2.4 million year over year and up $1.2 million quarter over quarter.

With that overview, I would like to turn the call back over to Jim before we begin taking questions.

Jim Jenkins

Thank you, Roger.

In conclusion, we continue to demonstrate strong net sales growth, including a 14% increase in organic growth, reflecting the strength of our underlying business. This growth is further supported by a 113% year-over-year increase in our Fire Services, as well as strong regional performance in the U.S. and Europe of 78% and 113%, respectively.

Our near-term strategy is focused on expanding top-line revenue in our Fire Services and Industrial verticals, while driving operating and manufacturing efficiencies to deliver higher margins, all against the backdrop of ongoing tariff uncertainties.

Looking long-term, our strategy remains to grow both our Fire Services and Industrial PPE verticals through our strategically located, company-owned, capital-light model. By maintaining a focus on operating and manufacturing efficiencies, we believe we are positioned to grow faster than the markets we serve. Our acquisition pipeline also remains robust, with active discussions underway in line with our overall growth strategy.

We expect continued top-line revenue growth in our Fire Services and Industrial verticals, combined with operating and manufacturing efficiencies. However, given ongoing uncertainty with the global tariff environment, we are adjusting our fiscal year 2026 outlook for Adjusted EBITDA excluding FX to the $20 million to $24 million range and expect fiscal year 2026 revenue to be near the lower end of the $210 million to $220 million range. Looking further ahead, we believe our cost discipline, acquisition strategy, and operational improvements will position the Company for accelerated growth over the next three to four years.

As we look toward the future, we are confident that our continued focus on cost discipline, targeted acquisitions, and operational enhancements will serve as key growth drivers over the next three to four years. As we scale, we anticipate steady expansion in EBITDA margins, moving into the mid-to-high teens range over the next three to five years, driven by improved efficiencies, a stronger product mix, and disciplined pricing execution across the platform.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We look forward to sharing upcoming milestones in the weeks and months ahead, as well at the Lake Street 9th Annual Best Ideas Growth BIG9 Conference this Thursday in New York City and the D.A. Davidson 24th Annual Diversified Industrials and Services Conference next week in Nashville, Tennessee.

With that, we will now open the call for questions.

Operator?

Operator

Thank you. We will now be conducting a question-and-answer session.

If you would like to be placed in the question queue, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. One moment, please, while we poll for questions.

Our first question is coming from Mike Shlisky from D.A. Davidson. Your line is now live.

Mike Shlisky

Hi. Good afternoon. Thanks for taking my question.

Jim Jenkins

Hey, Mike.

Mike Shlisky

Hey, there. I wanted to start just by discussing the four-year guidance and what the back half implied numbers are. It’s looking like, and we can dig deep into the exact numbers later, but roughly about $8 million and a quarter, and round out the 20 to 24 for the year. I’m kind of curious—and that does suggest a pretty good margin improvement between the second quarter and the third and fourth year. Is that the right run rate to look at beyond ’26 into ’27? Does it make sense as to whether there are any large lumps year over year in the fiscal ’27 outlook?

Roger Shannon

Hi, Mike. It’s Roger. I don’t believe that’s going to be the right run rate. Like we discussed in our comments, we do very much believe that the modestly lower EBITDA that we’re seeing in the year that resulted in us kind of resetting the EBITDA to the 20 to 24 range was a result of what we’re seeing in LATAM in Mexico. We talked about very nice strong growth in the U.S., resumption in growth really in most areas around the world. And even that comes during a period where we’re seeing Fire Services, large tenders, and RFPs in both the U.S. and Europe come out, roll out at a slower pace than expected, due to different types of fiscal policy in Europe as well as just kind of some waiting in the U.S. Even with that, we were pleased with the U.S. performance.

But if you look at what we had in LATAM with almost 4 million kind of down year over year. That region specifically has kind of taken a larger share of the impact, and we don’t expect that to be the run rate going forward. In fact, from what we’re seeing on the ground in both the U.S. and Fire Services in Europe, we expect that RFP activity to pick up, and we expect LATAM to pick up in the back half of the year, just unfortunately not in a pace that would make up the year-to-date decrease.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Mike Shlisky

Okay. Got it. The organic growth of 14% seems very strong as well. In trying to untangle the four-year outlook and the longer term trends, what’s your expectation for four-year organic growth into fiscal ’27—the approximate organic growth that you might be expecting?

Roger Shannon

I think those percentages are still pretty consistent with kind of mid-teens in the organic growth. Again, I think, depending on the timing of—and I’ll let Jim chime in on this, but depending on the timing of when we see those Fire Services RFPs in certain large orders that we believe are kind of backlogged and expect to hit, that could increase in this year. We’re just not (multiple speakers).

Jim Jenkins

Yeah. There’s some lumpiness. Obviously, I’ve said this before on the fire. There’s lumpiness in that revenue. So, you could get some quarters where you do see mid-teens organic growth followed by a lower number. I’m still staying with high single-digit, low double-digit organic growth. That’s what we’re modeling, that’s what we’re striving towards. Some quarters you get much greater than that, and in some quarters, you get a little less than that. All based on the timing of these tenders.

Mike Shlisky

Okay. Got it. Just one last one. You mentioned in your comments there, the M&A outlook and the M&A plan. Can you update us on the targets that you’re looking at in rentals or in that (inaudible)? Do you have any deals that might be more imminent than others? Or is it still very much in the early stages for most of the things that you’re doing?

Jim Jenkins

I think we’ve said in the press release and I think in the script, we’re in the throes of several conversations that are beyond conversations at this point, and that we’d expect one or two of them to close in the coming months. As I said, the model for this is they’re service related. It’s decontamination. There’s an add-on of rental. There’s potential add-ons for repairs. As I said, those are going to be smaller deals than the deals we’ve been doing historically. But from a strategic perspective, very important to us. As I said, I think the longer term goal is to make sure we’ve got most of the United States covered within the regions that we serve, and then take a look at perhaps green fielding in other areas within the world. I think that when we say the acquisition pipeline is robust, it’s also imminent.

Mike Shlisky

Okay. I greatly appreciate the comments. I’ll pass it along. Thank you.

Jim Jenkins

Thank you.

Operator

Thank you. The next question is coming from Mark Smith from Lake Street Capital. Your line is now live.

Jim Jenkins

Hi, Mark.

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Mark Smith

Hi, guys. Hey, I wanted to dig into gross profit margin a little bit more here. Just as we hear about the second half, what’s kind of implied for tariffs and any kind of shift in timing, Q3 versus Q4? Would be great.

Roger Shannon

Yeah. That’s a great question. Great point. I appreciate you bringing that up. The impact of the tariffs during this past quarter was about 1.2 margin points. A large portion that’s due to the fact that the tariff numbers themselves jumped around a lot between different countries, especially the ones we manufacture. And the timing of when we were able to implement price increases versus when the tariffs began to impact us. There certainly was a gap between the impact of the tariffs in the quarter and when the price increases started to take effect.

What we have seen in July, the most recent month, or even in August, really, as we look at that, that is starting to balance out more. So, the benefit of the price increases is really kind of catching up more to the impact of the tariffs.

The second thing we saw in this quarter, if you remember, we had a pretty large negative impact from the widely discussed purchase price variance that we hope to not talk about as much this quarter because we did have a pretty good reversal in that from Q1 that kind of got us back into the higher 30s. But we do anticipate improvement in gross margin over the coming quarters. Now, I’m not sure I would see it at a 40 level again for the full year, but I think certainly getting closer to that in the back end of the year.

Mark Smith

Okay. And while we’re on that, just as we look at the inventories. They were up. It sounds like a fair amount of this kind of pre-stocking stuff for tariffs. How comfortable are you with your inventory levels today?

Jim Jenkins

Look, we consider them high. Okay? I mean, I’ll be frank with you, I want to drive it. We are going to optimize our inventory and we’re going to drive them down over the course of the next six months. That is now we’ve got real line of sight on opportunities in both high performance and the turnaround business, which I think we’ve talked about earlier about some buildup associated with that.

We’ve identified LHD in Australia. They’ve got a buildup of inventory similarly in the High Performance area as well that we would expect to move downward. Then Jolly’s got additional buildup in some boots that they have in stock that will be doing some promotionals, introducing some new boots into new customers in Jolly to help drive that activity. But, yeah, I want that inventory to turn into cash as quickly as I possibly can, and there’s a sense of urgency here to be doing that.

Roger Shannon

And just to give you some indication that the activity on High Performance has started. It has just begun in the quarter, but certainly a significant amount of stocking for that HP program in the U.S. that we’ve talked about. But just for some context, for Q2, our High Performance business was up 64% year over year, almost a million dollars, and then even over quarter one, it was up 39% over quarter one. So, we’re seeing some acceleration in that. Our Disposables business overall was up 12% year over year. Of course, Fire we talked about. Chemicals up 7% year over year. It really is that (inaudible) in LATAM, and I think there is also inventory associated with that, that will and needs to move.

Make no mistake about it, we’re not happy with the level of where inventory is. We’re certainly taking action to make sure that we balance production versus just producing on open order type items and things that are must stock or that are under a container program, et cetera. So, we’ve taken some actions in anticipation of the tariffs. I think we’re, let’s say, well stocked in a critical environment. We’re going to be doing some things to work that down. I think that’s probably high at this point. But certainly, we’re going to work to get those inventory levels probably at least back into the 80 millions.

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Mark Smith

Okay. And if I squeeze in one more here. Have you seen any change yet in kind of buying in Latin America or is it still kind of skittish there today?

Jim Jenkins

We are starting to see some movement in Latin America. We had some delay in shipments, particularly in the Fire space that we’re going to see in the second half of the year that we’re very comfortable with because obviously we’ve got line of sight of that.

Latin America has got a very close relationship with end users, and they’re at a place where we’re striving to be—particularly on the industrial side, in North America, where they’ve got strong relationships with end users. They’ve also got some visibility on the industrial side.

Roger made the point, we’re going to see some substantial recovery but not enough to get where we needed them to be earlier in the year. So, we’re not going to make up for all the lost value that we anticipated in the year but we’re going to see a substantial catch-up in the second half. We are now sort of twice a week checking in with LATAM and where they are and getting very comfortable with where they’re driving us.

Mark Smith

All right. Excellent. Thank you, guys.

Operator

Thank you. As a reminder, that’s star, one to be placed in the question queue.

Our next question is coming from Gerry Sweeney from ROTH Capital Partners. Your line is now live.

Jim Jenkins

Hi, Gerry.

Gerry Sweeney

Good afternoon. Hey, Jim, Roger, how are you guys doing?

Jim Jenkins

Fantastic.

Gerry Sweeney

One more question on tariffs but maybe from a different angle. I’m just curious, obviously, you kind of outlined the impact on margins, et cetera, but I’m wondering about maybe just more normalization, maybe from two perspectives. One, your client perspective, are they getting more comfortable with what’s going on and sales are picking up? Obviously, we see some decent organic sales, et cetera, but even secondarily internally, right? You’re a global company. You are small cap, micro cap. Are you getting used to some of the variations of variability in tariffs and just getting your arms around that manpower which potentially could take away from sales optimization and just running the everyday business?

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Jim Jenkins

Gerry, that’s an interesting question. I think the answer is we are getting used to the uncertain environment and we are certainly coping with it, I think, in a much better way than maybe we were even 90 days ago.

Operations has a lot of initiatives that they’re working on from our Lean Six Sigma initiatives that we’re working through to shipping costs, warehousing consolidations. Those things serve to benefit the bottom line, and they may not be an immediate quick fix, although some of them can be as we witnessed sort of in the equipment consolidation in Arkansas and the Hull closure. Those are things that longer term we’ll continue to be focused on.

And, yeah, I mean, the reality is once the tariffs are finalized, either the Supreme Court says one thing or the other, it will be a one-time reality that we all, from a competitive landscape, will deal with for that annual period, and then we’ll get through it, and it will be a different world. I see a light at the end of the tunnel here. I really do. I’m very optimistic with how we’re handling it. And you’re right, we think a punch is coming with a right hand, and it comes from a left hand, so we do have to adjust. But I’m really pleased with how we’re adjusting. Now, if I can just get the end user customer to stop saying, well, let’s wait until next month to see what the tariff looks like. That’s going to help a lot.

Gerry Sweeney

Got it. I apologize, I’m not sure if this was asked. You talked about RFPs coming out, and they were a little bit slower than you probably anticipated. Maybe a little bit more color on what you’re seeing and just a little bit more confidence in terms of how that’s going to develop. I’m not sure if they’ve been issued and you’re applying for them or what have you.

Jim Jenkins

Well, we’re in the throes of several of them at this point. As I’ve said before, these things sort of ebb and flow, and we’re seeing real activity, but that activity will likely hit end of this fiscal year, early into next year.

Gerry Sweeney

Okay.

Jim Jenkins

The good news is that we’ve got lots of inventory to roll out to entice folks to purchase, and we’ve acquired what I would call sort of products that don’t necessarily need to wait on an RFP. A helmet, a glove, a hood, right? Those are not—a boot. Firefighters, just like my wife, they lose gloves and they got to go buy more. Those are things that my senior sales leadership is driving and driving their team to do. We’ve tried things like tariff-free sales, and we’re seeing some movement with that.

So, yeah, and then as we start getting those consistent sales with some of those products, and you get a tender that hits. We have one in the U.K. We think we’ve got real positive signs on where we’re going to be with that just because we’ve had prior relationships there. We’ve got a few in Europe, several in Asia, and in the APAC region, and more in all the other regions that we reside with that portfolio. We’re going to see some positives (phon) as a result of that. I would expect those in the next year.

The other thing is that as we continue to grow the service business, this recurring revenue model that I think we all love, we’ll see that in the coming months. Hopefully in North America as an add-on to what we’re doing in Australia and Hong Kong, and obviously the goal for me is to have a significant amount of that services-driven decontamination revenue recurring for us, driving other opportunities.

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Gerry Sweeney

Got it. No, that’s helpful, and listen, I certainly appreciate tariffs. We come into the office every day and we see different headlines, so I get being in the trenches can be challenging, so we definitely appreciate that.

Maybe a question for Roger. OpEx expense, I think you highlighted a million dollars’ worth of savings, but targeting $3 million, I think, in the second half of this fiscal year. As much as you can say, what is that $3 million and what is the timeline? Are they going to come sort of towards the end of the year or sometime in the fiscal 3Q and then some more in fiscal 4Q?

Roger Shannon

You know what, I think it’s going to be probably consistent over the rest of the year because the way you think about it is we really started this initiative about halfway through the current quarter, and I think we made pretty tremendous progress over, say, half of June and all of July. And then there are other things, for example, like the whole warehouse lease that really didn’t even have an impact in Q2 that will start over the rest of the year. I would expect to see it pretty consistently over the rest of the year.

Like I said, we had targeted four. We hope it will actually be more than that. We’ve got 1 million, 1.1 million of it in the barn so far, and then you just kind of keep on executing. And to that point, we really haven’t stopped either. We’ve identified some big rocks, but we’re still chipping away and working on some things.

Jim Jenkins

We’re working on some consolidation of warehousing in different parts of the world that my ops team has been looking at. We’re looking at even local shipping, sort of consolidating that into one shipper. That’s saving money, $50,000 in this area and $100,000 in this area, and all of a sudden it adds up.

Gerry Sweeney

Yeah. Okay. Okay. I appreciate that. All right. I’ll jump back queue. I appreciate it, guys.

Roger Shannon

Thank you.

Jim Jenkins

Thanks, Gerry.

Operator

Thank you. We’ve reached the end of our question-and-answer session. I’d like to turn the floor back over for any further closing comments.

Jim Jenkins

Thank you, Operator.

Thank you all for joining us for today’s call and thank you to our customers and distributor partners worldwide for trusting us with your lives and safety. Lakeland continues to be well positioned for long-term growth.

If we were unable to answer any of your questions today, please reach out to our IR firm, MZ Group, who would be more than happy to assist. Thank you.

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Operator

Thank you. That does conclude today’s teleconference and webcast. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.

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